Exhibit 2.2

CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ATOMBEAM TECHNOLOGIES INC.

AtomBeam Technologies Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify as follows:

1. The name of the corporation is AtomBeam Technologies Inc.

2. The corporation was originally incorporated by filing its original Certificate of Incorporation with the Secretary of State of the State of Delaware on August 17, 2017.

3. The Amended and Restated Certificate of Incorporation of the corporation is hereby amended by striking Article VI in its entirety and replacing it with a new Article VI as follows:

> *No director or officer of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer to the fullest extent permitted by Section 102(b)(7) of the DGCL, provided, however, that this Article VI shall not eliminate or limit the liability of (i) a director or officer of the corporation for any breach of the director's or officer's duty of loyalty to the corporation or its stockholders; (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) a director under Section 174 of the DGCL; (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit; or (v) an officer in any action by or in the right of the corporation. If the DGCL is amended after the effective date of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as amended.*
>
> *Any repeal or modification of this Article VI by either: (a) the stockholders of the corporation; or (b) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a person serving as a director or officer at the time of such repeal or modification.*

4. The Amended and Restated Certificate of Incorporation of the corporation is hereby amended by striking Article VIII in its entirety and replacing it with a new Article VIII as follows:

> *Intentionally omitted.*

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:43 AM 03/12/2024
FILED 10:43 AM 03/12/2024
SR 20240965106 - File Number 6514902

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WBD (US) 4893-1393-5276v2

5. The amendment ofthe Amended andRestated Certificate ofIncorporation as herein set forth has been duly adopted in accordance with the provisions of Sections 228 and 242 ofthe DGCL. 6. The remainder of the Corporation’s Amended and Restated Certificate of Incorporation shall remain unchanged and in full force and effect. 7. This Certificate ofAmendment will be effective upon filing. [Signature Page Follows] 2

IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 12th day ofMarch, 2024. By: Charles C. Yeomans President 3